                                                                   EXHIBIT 4.5





-------------------------------------------------------------------------------


                                CREDIT AGREEMENT


                                     among


                           FEDERAL DATA CORPORATION,

                         VARIOUS LENDING INSTITUTIONS,


                                      and


                             BANKERS TRUST COMPANY,

                                    AS AGENT



                        ________________________________

                           Dated as of July 25, 1997
                        ________________________________

                                  $75,000,000


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

                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SECTION 1.  Amount and Terms of Credit . . . . . . . . . . . . . . . . . .    1
    1.01  Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.02  Minimum Borrowing Amounts, etc.. . . . . . . . . . . . . . . . .    1
    1.03  Notice of Borrowing. . . . . . . . . . . . . . . . . . . . . . .    1
    1.04  Disbursement of Funds. . . . . . . . . . . . . . . . . . . . . .    2
    1.05  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    1.06  Conversions, etc.. . . . . . . . . . . . . . . . . . . . . . . .    3
    1.07  Pro Rata Borrowings. . . . . . . . . . . . . . . . . . . . . . .    4
    1.08  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    1.09  Interest Periods . . . . . . . . . . . . . . . . . . . . . . . .    5
    1.10  Increased Costs, Illegality, etc.. . . . . . . . . . . . . . . .    6
    1.11  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    1.12  Change of Lending Office . . . . . . . . . . . . . . . . . . . .    9
    1.13  Replacement of Banks . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 2.  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . .   10
    2.01  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . .   10
    2.02  Bank Default . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    2.03  Letter of Credit Requests; Notices of Issuance . . . . . . . . .   11
    2.04  Agreement to Repay . . . . . . . . . . . . . . . . . . . . . . .   11
    2.05  Letter of Credit Participations. . . . . . . . . . . . . . . . .   12
    2.06  Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . .   14

SECTION 3.  Fees; Commitments. . . . . . . . . . . . . . . . . . . . . . .   15
    3.01  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    3.02  Voluntary Reduction of Commitments . . . . . . . . . . . . . . .   16
    3.03  Mandatory Adjustments of Commitments, etc. . . . . . . . . . . .   16

SECTION 4.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    4.01  Voluntary Prepayments. . . . . . . . . . . . . . . . . . . . . .   16
    4.02  Mandatory Prepayments. . . . . . . . . . . . . . . . . . . . . .   17
    4.03  Method and Place of Payment. . . . . . . . . . . . . . . . . . .   18
    4.04  Net Payments . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 5.  Conditions . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    5.01  Effective Date . . . . . . . . . . . . . . . . . . . . . . . . .   20
    5.02  Each Credit Event. . . . . . . . . . . . . . . . . . . . . . . .   25


                                       (i)

                                                                           Page
                                                                           ----

SECTION 6.  Representations, Warranties and Agreements . . . . . . . . . .   25
    6.01  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . .   26
    6.02  Power and Authority. . . . . . . . . . . . . . . . . . . . . . .   26
    6.03  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    6.04  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    6.05  Use of Proceeds; Margin Regulations. . . . . . . . . . . . . . .   26
    6.06  Governmental Approvals . . . . . . . . . . . . . . . . . . . . .   27
    6.07  Investment Company Act . . . . . . . . . . . . . . . . . . . . .   27
    6.08  Public Utility Holding Company Act . . . . . . . . . . . . . . .   27
    6.09  True and Complete Disclosure . . . . . . . . . . . . . . . . . .   27
    6.10  Financial Condition; Financial Statements. . . . . . . . . . . .   28
    6.11  Security Interests . . . . . . . . . . . . . . . . . . . . . . .   29
    6.12  Tax Returns and Payments . . . . . . . . . . . . . . . . . . . .   29
    6.13  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . .   29
    6.14  Ownership; Subsidiaries. . . . . . . . . . . . . . . . . . . . .   30
    6.15  Intellectual Property. . . . . . . . . . . . . . . . . . . . . .   30
    6.16  Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . .   30
    6.17  Subordination. . . . . . . . . . . . . . . . . . . . . . . . . .   31

SECTION 7.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . .   31
    7.01  Information Covenants. . . . . . . . . . . . . . . . . . . . . .   31
    7.02  Books, Records and Inspections . . . . . . . . . . . . . . . . .   33
    7.03  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    7.04  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . .   34
    7.05  Corporate Franchises . . . . . . . . . . . . . . . . . . . . . .   34
    7.06  Compliance with Statutes, etc. . . . . . . . . . . . . . . . . .   34
    7.07  Good Repair. . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    7.08  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.09  End of Fiscal Years; Fiscal Quarters . . . . . . . . . . . . . .   35
    7.10  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .   36
    7.11  Notices of Assignment. . . . . . . . . . . . . . . . . . . . . .   36

SECTION 8.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . .   36
    8.01  Changes in Business. . . . . . . . . . . . . . . . . . . . . . .   36
    8.02  Consolidation, Merger, Sale or Purchase of Assets, etc.. . . . .   37
    8.03  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    8.04  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    8.05  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . .   41
    8.06  Advances, Investments and Loans. . . . . . . . . . . . . . . . .   42
    8.07  Dividends, etc.. . . . . . . . . . . . . . . . . . . . . . . . .   43
    8.08  Transactions with Affiliates . . . . . . . . . . . . . . . . . .   44
    8.09  Minimum Consolidated Net Worth . . . . . . . . . . . . . . . . .   44
    8.10  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . .   44


                                      (ii)

                                                                           Page
                                                                           ----

    8.11  Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . .   45
    8.12  Limitation on Voluntary Payments, etc. . . . . . . . . . . . . .   45
    8.13  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   46

SECTION 9.  Events of Default. . . . . . . . . . . . . . . . . . . . . . .   46
    9.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    9.02  Representations, etc.. . . . . . . . . . . . . . . . . . . . . .   46
    9.03  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    9.04  Default Under Other Agreements . . . . . . . . . . . . . . . . .   47
    9.05  Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . . . . .   47
    9.06  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    9.07  Security Documents . . . . . . . . . . . . . . . . . . . . . . .   48
    9.08  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    9.09  Judgments. . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

SECTION 10.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   49

SECTION 11.  The Agent . . . . . . . . . . . . . . . . . . . . . . . . . .   71
    11.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . .   71
    11.02  Delegation of Duties. . . . . . . . . . . . . . . . . . . . . .   71
    11.03  Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . .   71
    11.04  Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . .   72
    11.05  Notice of Default . . . . . . . . . . . . . . . . . . . . . . .   72
    11.06  Non-Reliance on Agent, and Other Banks. . . . . . . . . . . . .   73
    11.07  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .   73
    11.08  Agent in its Individual Capacity. . . . . . . . . . . . . . . .   74
    11.09  Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
    11.10  Resignation of the Agent; Successor Agent . . . . . . . . . . .   74

SECTION 12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .   74
    12.01  Payment of Expenses, etc. . . . . . . . . . . . . . . . . . . .   74
    12.02  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . .   75
    12.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
    12.04  Benefit of Agreement. . . . . . . . . . . . . . . . . . . . . .   76
    12.05  No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . .   78
    12.06  Payments Pro Rata . . . . . . . . . . . . . . . . . . . . . . .   78
    12.07  Calculations; Computations. . . . . . . . . . . . . . . . . . .   78
    12.08  Governing Law; Submission to Jurisdiction; Venue. . . . . . . .   79
    12.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .   80
    12.10  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . .   80
    12.11  Headings Descriptive. . . . . . . . . . . . . . . . . . . . . .   80
    12.12  Amendment or Waiver . . . . . . . . . . . . . . . . . . . . . .   80
    12.13  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .   81


                                     (iii)

                                                                           Page
                                                                           ----

    12.14  Domicile of Loans . . . . . . . . . . . . . . . . . . . . . . .   81
    12.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .   81
    12.17  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . .   82


ANNEX I          List of Banks
ANNEX II         Bank Addresses
ANNEX III        Subsidiaries
ANNEX IV         Liens
ANNEX V          Existing Debt
ANNEX VI         Investments
ANNEX VII        Affiliate Transactions
ANNEX VIII       EBITDA Adjustments
ANNEX IX         Interest Expense Adjustments
ANNEX X          Average Daily Amount Adjustments


EXHIBIT A-1  --  Form of Notice of Borrowing
EXHIBIT A-2  --  Form of Letter of Credit Request
EXHIBIT B    --  Form of Note
EXHIBIT C    --  Form of Section 4.04(b)(ii) Certificate
EXHIBIT D-1  --  Opinion from Latham & Watkins
EXHIBIT D-2  --  Opinion from White & Case
EXHIBIT E    --  Form of Officer's Certificate
EXHIBIT F    --  Form of Subsidiary Guaranty
EXHIBIT G    --  Form of Pledge Agreement
EXHIBIT H    --  Form of Security Agreement
EXHIBIT I    --  Intercreditor Agreement
EXHIBIT J    --  Form of Consent Letter
EXHIBIT K    --  Borrowing Base Certificate
EXHIBIT L    --  Form of Assignment Agreement


                                    (iv)

         CREDIT AGREEMENT, dated as of July 25, 1997, among FEDERAL DATA CORPORATION, a Delaware corporation, the lenders listed from time to time on Annex I hereto (each a "Bank" and, collectively, the "Banks") and BANKERS TRUST COMPANY, as Agent. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                                W I T N E S S E T H :


         WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available the credit facilities provided herein;


         NOW, THEREFORE, IT IS AGREED:


         SECTION 1.  AMOUNT AND TERMS OF CREDIT.

         1.01 COMMITMENTS. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each a "Loan" and, collectively, the "Loans") to the Borrower in an aggregate amount not exceeding at any time such Bank's Commitment at such time, which Loans: (i) may be made at any time and from time to time on and after the Effective Date and prior to the Maturity Date; (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, PROVIDED, that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type; (iii) may be repaid and reborrowed in accordance with the provisions hereof; and (iv) shall not, giving effect to any incurrence of Loans and the use of the proceeds thereof, exceed at any time outstanding that aggregate principal amount which, when combined with the Letter of Credit Outstandings at such time, equals the Available Amount at such time.

         1.02 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day provided, that at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans.

         1.03 NOTICE OF BORROWING. (a) Whenever the Borrower desires to incur Loans, it shall give the Agent at its Notice Office, (x) prior to 12:00 Noon (New York time), at least three Business Days' prior written notice of each incurrence of Eurodollar

Loans and (y) prior to 11:00 A.M. (New York time) on the date of each incurrence of Base Rate Loans, prior written notice of each incurrence of Base Rate Loans. Each such notice (each, a "Notice of Borrowing") shall, except as provided in Section 1.10(b), be irrevocable, and shall be in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of Loans to be made pursuant to such incurrence; (ii) the date of such incurrence (which shall be a Business Day); and (iii) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.

         (b) The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Loans, of such Bank's proportionate share thereof, if any, and of the other matters covered by the Notice of Borrowing.

         1.04 DISBURSEMENT OF FUNDS. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Bank will make available its PRO RATA share of the Loans requested to be made on such date in the manner provided below. All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available the aggregate of the amounts so made available in the type of funds received by deposit to its account at the Payment Office. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount and shall thereupon be entitled to recover such amount from such Bank.

         (b) If the amount so made available to the Borrower by the Agent is not in fact made available to the Agent by such Bank after demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the respective Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

         (c) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

         1.05  NOTES.   (a)  The Borrower's obligation to pay the principal of,
and interest on, all Loans made to it by each Bank shall be evidenced by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a "Note" and collectively the "Notes").

         (b) The Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date, (iii) be in a stated principal amount equal to the Commitment of such Bank and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to prepayment as provided in Section 4 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

         (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

         1.06 CONVERSIONS, ETC. (a) The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans into a Borrowing or Borrowings of another Type of Loan; PROVIDED, that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default under Section 9.01 or Event of Default is in existence on the date of the conversion and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

         (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice.

         1.07 PRO RATA BORROWINGS. All Loans shall be made by the Banks PRO RATA on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

         1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the conversion or maturity (whether by acceleration or otherwise) of such Base Rate Loan, at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

         (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

         (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin; provided that principal in respect of Eurodollar Loans shall bear interest from the date the same becomes due (whether by acceleration or otherwise) until the end of the Interest Period applicable to such Eurodollar Loan at a per annum rate equal to 2% in excess of the rate of interest applicable to such Eurodollar Loans on such due date.

         (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

         (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

         (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

         1.09 INTEREST PERIODS. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

         (i) all Eurodollar Loans comprising a Borrowing shall have the same Interest Period;

         (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

         (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

         (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

         (v) no Interest Period may be elected if it would extend beyond the Maturity Date; and

         (vi) no Interest Period may be elected at any time when a Default under Section 9.01 or an Event of Default is then in existence.

If upon the expiration of any Interest Period, the Borrower has failed to, or is not permitted to, elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

         1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

         (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent reimbursable pursuant to Section 1.10(c)) and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Bank in such market; or

        (iii) at any time since the Effective Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent in the case of clause
(i) above) shall (x) on such date and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower,
(y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, upon written demand therefor (accompanied by the written notice referred to below), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

         (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); PROVIDED, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b). Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(b), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(b) upon the subsequent receipt of such notice.

         (c) In the event that any Bank shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that by reason of Regulation D such Bank is required to maintain reserves in respect of eurodollar loans or liabilities during any period it has a Eurodollar Loan outstanding then such Bank shall promptly notify the Borrower in writing specifying the additional amounts required to indemnify such Bank against the cost of maintaining such reserves (such written notice to set forth in reasonable detail a computation of such additional amounts) and the Borrower shall pay to such Bank such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such Loan or, if later, on written demand therefor by such Bank.

         (d) If any Bank shall have determined that after the Effective Date, the adoption or initial effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) first made after the Effective Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or its parent corporation's capital or assets as a consequence of such Bank's commitments or obligations hereunder to a level below that which such Bank or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or its parent corporation's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Agent), accompanied by the notice referred to in the last sentence of this clause
(c), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or its parent corporation for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(d), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(d) upon the subsequent receipt of such notice.

         1.11 COMPENSATION. (a) The Borrower agrees to compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto;
(iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

         (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice or request required by Section 1.10, 1.11, 2.06 or 4.04 is given by any Bank more than 180 days after such Bank obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs, reductions in amounts, losses, taxes or other additional amounts of the type described in such Section, such Bank shall not be entitled to compensation under Section 1.10, 1.11, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

         1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(d), 2.06 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; PROVIDED, that such designation is made on such terms that, in the sole judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section
1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.06 or 4.04.

         1.13 REPLACEMENT OF BANKS. (a) (i) If any Bank becomes a Defaulting Bank, (ii) if any Bank refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks or (iii) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii),
Section 1.10(d), Section 1.11, Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks, the Borrower shall have the right, in accordance with the requirements of Section 12.04(b), if no Event of Default will exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") hereunder with an Eligible Transferee or Transferees, none of which shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank"), reasonably acceptable to the Agent, PROVIDED that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with the assignment fee payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitment and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to
(x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and
(C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (y) the Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.

         (b) Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) of Section 1.13(a) and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 12.01 and 12.06), which shall survive as to such Replaced Bank.

         SECTION 2.  LETTERS OF CREDIT.

         2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that the Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the Maturity Date to issue, for the account of the Borrower and in support of (x) trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business (letters of credit issued for such purposes, "Trade Letters of Credit") and (y) workmen's compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and like bonding requirements of the Borrower and its Subsidiaries arising in the ordinary course of business, Indebtedness permitted by Section 8.04, obligations (including Contingent Obligations) in connection with Permitted Acquisitions and such other standby obligations of the Borrower and its Subsidiaries that are acceptable to the Agent (letters of credit issued for such purposes, "Standby Letters of Credit"), and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit denominated in U.S. dollars and issued on a sight basis only, in such form as may be approved by the Letter of Credit Issuer and the Agent.

         (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto (x) the Letter of Credit Outstandings would exceed $20,000,000 or (y) the sum of the Letter of Credit Outstandings plus the aggregate principal amount of all Loans would exceed the Available Amount at such time; (ii) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance although any Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the third Business Day next preceding the Maturity Date, on terms acceptable to the Letter of Credit Issuer and in no event shall any Standby Letter of Credit have an expiry date occurring later than the third Business Day next preceding the Maturity Date; and (iii) each Trade Letter of Credit shall have an expiry date occurring not later than (x) 180 days after such Letter of Credit's date of issuance and
(y) the date 30 days prior to the Maturity Date.

         2.02 BANK DEFAULT. In the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower ("Section 2.02 Arrangements") to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the Letter of Credit Outstandings.

         2.03 LETTER OF CREDIT REQUESTS; NOTICES OF ISSUANCE. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Agent and the Letter of Credit Issuer written notice in the form of Exhibit A-2 hereof prior to 1:00 P.M. (New York time) at least five Business Days (three Business Days in the case of Trade Letters of Credit or, in any event, such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that the Letter of Credit Issuer customarily requires in connection therewith.

         (b) The Letter of Credit Issuer shall, promptly after each issuance of a Standby Letter of Credit by it, give the Agent, each Bank and the Borrower written notice of the issuance of such Standby Letter of Credit, accompanied by a copy of such Letter of Credit. The Agent will send to each Bank, upon each Letter of Credit Fee payment date, a report setting forth for the period covered by such Letter of Credit Fee the daily aggregate Letter of Credit Outstandings during such period.

         2.04 AGREEMENT TO REPAY. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to it at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") promptly after (and in no event later than the Business Day following the date on which) the Borrower is notified by the Letter of Credit Issuer of such payment or disbursement, with interest on the amount so paid or disbursed to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin in excess of the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

         (b) The Borrower's obligation under this Section 2.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; PROVIDED, HOWEVER, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a court of competent jurisdiction.

         2.05 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Percentage, in such Letter of Credit, each substitute letter of credit and each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitment of the Banks pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.05 to reflect the new Percentages of the assigning and assignee Bank.

         (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that the documents, if any, required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

         (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Percentage of such payment in U.S. dollars and in same day funds provided that no Participant shall be obligated to pay to the Agent its Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a court of competent jurisdiction. If the Agent so notifies any Participant required to fund an Unpaid Drawing prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any Unpaid Drawing shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Letter of Credit Issuer such other Participant's Percentage of any such payment.

         (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

         (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Letter of Credit Issuer's gross negligence or willful misconduct as determined by a court of competent jurisdiction) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

         (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

        (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and/or any Subsidiary and the beneficiary named in any such Letter of Credit);

       (iii) any draft, certificate or other document, if any, presented under the Letter of Credit or Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

         (v)  the occurrence of any Default or Event of Default.

         (f) To the extent the Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct as determined by a court of competent jurisdiction.

         2.06 INCREASED COSTS. If at any time after the Effective Date, the adoption or initial effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Bank with any request or directive (whether or not having the force of law) first made after the Effective Date by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Bank's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Bank any other conditions affecting this Agreement, any Letter of Credit or such Bank's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Bank (a copy of which notice shall be sent by the Letter of Credit Issuer or such Bank to the Agent), the Borrower shall pay to the Letter of Credit Issuer or such Bank such additional amount or amounts as will compensate the Letter of Credit Issuer or such Bank for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Bank, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Bank to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Bank as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section
2.06 upon the subsequent receipt thereof.

         SECTION 3.  FEES; COMMITMENTS.

         3.01 FEES. (a) The Borrower agrees to pay to the Agent for distribution to each Non-Defaulting Bank a commitment fee (the "Commitment Fee") for the period from the Effective Date to but not including the date the Total Commitment has been terminated, computed at the rate of 1/2 of 1% per annum on the daily average Unutilized Commitment of such Bank. Accrued Commitment Fees shall be due and payable quarterly in arrears on the last Business Day of March, June, September and December and the date upon which the Total Commitment is terminated.

         (b) The Borrower shall pay to the Agent for the account of the Non-Defaulting Banks PRO RATA on the basis of their Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed for each day at a rate per annum equal to the Applicable Eurodollar Margin for such day multiplied by the Stated Amount of all Letters of Credit outstanding on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment shall be terminated.

         (c) The Borrower shall pay to the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") computed for each day at the rate of 1/4 of 1% per annum on the Stated Amount of all Letters of Credit outstanding on such day provided, that in no event shall the annual Facing Fee with respect to any Letter of Credit be less than $500.
 Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment shall be terminated.

         (d) The Borrower hereby agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of comparable letters of credit issued by it.

         (e) The Borrower shall pay to the Agent, for its own account, such fees as have been agreed to in writing by the Borrower and the Agent and such other fees and expenses as may be agreed to from time to time between the Borrower and the Agent, when and as due.

         (f)  All computations of Fees shall be made in accordance with
Section 12.07(b).

         3.02 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment (after giving effect to any repayment of Credit Outstandings then being made); PROVIDED, that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Commitment of each of the Banks, (y) no such reduction shall reduce any Non-Defaulting Bank's Commitment in an amount greater than the then Unutilized Commitment of such Bank (after giving effect to any repayment of Credit Outstandings then being made) and (z) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $1,000,000.

         3.03 MANDATORY ADJUSTMENTS OF COMMITMENTS, ETC. The Total Commitment (and the Commitment of each Bank) shall terminate on the earlier of (i) the date on which a Change of Control occurs and (ii) the Maturity Date.

         SECTION 4.  PAYMENTS.

         4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and the Type of Loans to be prepaid and if Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 11:00 A.M. (New York time) on the Business Day prior to the date of such prepayment which notice shall promptly be transmitted by the Agent to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of at least $500,000 provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans, provided that no such prepayments shall, if the Borrower so elects, be applied to the Loans of a Defaulting Bank.

         4.02  MANDATORY PREPAYMENTS.

         (A)  REQUIREMENTS:

         (a)(i) If on any date (and after giving effect to all other repayments on such date) the sum of the aggregate outstanding principal amount of Loans made by Non-Defaulting Banks and the Letter of Credit Outstandings (less any amount thereof as to which Section 2.02 Arrangements are in place) exceeds the Adjusted Total Commitment then in effect, the Borrower shall repay on such date the principal of Loans of Non-Defaulting Banks in an aggregate amount equal to such excess. If after giving effect to such repayment, the Letter of Credit Outstandings (less any amount thereof as to which Section 2.02 Arrangements are in place) exceeds the Adjusted Total Commitment, the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess and the Agent shall hold such payment pursuant to the L/C Cash Collateral Agreement as security for the obligations of the Borrower in respect of Letters of Credit.

        (ii) If on any date (and after giving effect to all other repayments on such date) the Credit Outstandings exceed the Borrowing Base as then in effect, the Borrower shall repay on such date the principal of Loans in an aggregate amount equal to such excess. If, after giving effect to such repayment, the aggregate amount of Letter of Credit Outstandings exceed the Borrowing Base then in effect, the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess to be held pursuant to the L/C Cash Collateral Agreement as security for the obligations of the Borrower in respect of Letters of Credit.

       (iii) If on any date the aggregate outstanding principal amount of Loans made by a Defaulting Bank exceeds the Commitment of such Defaulting Bank, the Borrower shall repay the principal of Loans of such Defaulting Bank in an amount equal to such excess.

         (B) APPLICATION: With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall be immediately converted into Base Rate Loans and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans, provided that no prepayment pursuant to Section 4.02(A)(a)(ii) shall be applied to any Loans of a Defaulting Bank until such time as all the Loans of the Non-Defaulting Banks have been repaid in full and all Letter of Credit Outstandings shall have been cash collateralized. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under
Section 1.11.

         4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable account of the Banks entitled thereto, not later than 2:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written or facsimile transmission notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 2:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

         4.04 NET PAYMENTS. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank, in each case in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

         (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause
(i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank is not a United States person (defined as provided above) and has not provided to the Borrower the Internal Revenue Service Forms provided for in the foregoing provisions of this
Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

         SECTION 5.  CONDITIONS.

         5.01 EFFECTIVE DATE. This Agreement shall become effective on the date (the "Effective Date") on which all the following conditions have first been satisfied:

         (a) EXECUTION OF AGREEMENT. The Borrower and each of the Banks shall have signed a copy of this Agreement (whether the same or different copies) and shall have delivered same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or facsimile transmitted notice (actually received) at such office that the same has been signed and mailed to it.

         (b) NOTES. There shall have been delivered to the Agent for the account of each Bank the appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

         (c) OFFICER'S CERTIFICATE. The Agent shall have received a certificate dated the Effective Date signed by an appropriate officer of the Borrower stating that all of the applicable conditions set forth in Sections 5.01(i), (j) and (n) and 5.02 exist as of such date.

         (d) OPINIONS OF COUNSEL. The Agent shall have received opinions, addressed to each of the Banks and dated the Effective Date, (i) from Latham & Watkins, special counsel to the Borrower, which opinion shall cover the matters contained in Exhibit D-1 and such other matters incident to the transactions contemplated herein as the Agent may reasonably request and (ii) from White & Case, special counsel to the Banks, which opinion shall cover the matters contained in Exhibit D-2.

         (e) CORPORATE PROCEEDINGS. (A) The Agent shall have received from the Borrower a certificate, dated the Effective Date, signed by the president or chief financial officer of the Borrower, and attested to by the secretary or any assistant secretary of the Borrower, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of each Credit

    Party and the resolutions of each Credit Party referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation and By-Laws) shall be reasonably satisfactory to the Agent.

         (B) On the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

         (f) PLANS; ETC. There shall have been made available to the Agent true and correct copies of:

                   (i) any Plans, and for each Plan (x) that is a "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) the most recently completed actuarial valuation prepared therefor by such Plan's regular enrolled actuary and the Schedule B, "Actuarial Information" to the IRS Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (y) that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), each of the documents referred to in clause (x) either in the possession of the Borrower or any of its Subsidiaries, or any ERISA Affiliate or reasonably available thereto from the sponsor or trustees of such Plan;

                  (ii) any collective bargaining agreements or any other similar agreement or arrangements covering the employees of the Borrower or any of its Subsidiaries;

                 (iii) all agreements evidencing or relating to the Existing Debt;

                  (iv) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its capital stock, and any agreements entered into by shareholders of the Borrower or any such Subsidiary with respect to their capital stock;

                   (v) any agreement with respect to, the management of the Borrower or any of its Subsidiaries;

                  (vi) any material employment agreements entered into by the Borrower or any of its Subsidiaries; and

                 (vii) all tax sharing, tax allocation and other similar agreements entered into by the Borrower and/or any of its Subsidiaries with any entity not the Borrower or a Subsidiary Guarantor;

    with all of the foregoing to be reasonably satisfactory to the Agent.

         (g) ADVERSE CHANGE; ETC. From March 31, 1997 to the Effective Date, nothing shall have occurred (and neither the Banks nor the Agent shall have become aware of any facts or conditions not previously known) which the Agent or the Required Banks shall reasonably determine (a) has had, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Agent under this Agreement or any other Credit Document, or on the ability of the Credit Parties in the aggregate to perform their obligations thereunder, or (b) has had, or is reasonably likely to have, a Material Adverse Effect.

         (h) LITIGATION. No actions, suits or proceedings shall be pending or, to the knowledge of the Borrower, threatened against any Credit Party on the Effective Date (a) with respect to this Agreement or any other Credit Document, or (b) which either the Agent or the Required Banks shall determine has had, or is reasonably likely to have, a Material Adverse Effect.

         (i) SENIOR SUBORDINATED NOTES. On or prior to the Effective Date, the Borrower shall have received at least $105,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes and the Agent shall have received a certified copy of all Senior Subordinated Note Documents as in effect on the Effective Date.

         (j) EXISTING CREDIT AGREEMENT, ETC. (A) On the Effective Date and concurrently with the incurrence, if any, of Loans on such date, (i) the commitments under the Existing Credit Agreement shall have been terminated, (ii) all loans thereunder shall have been repaid in full, together with interest thereon, (iii) all letters of credit issued thereunder that are not Existing Letters of Credit shall have been terminated or shall become supported by Letters of Credit, (iv) all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full and (v) the creditors under the Existing Credit Agreement shall have terminated and released all Liens on the capital stock of and assets owned by the Borrower or any of its Subsidiaries, and the Agent shall have received evidence (including releases) in form, scope and substance satisfactory to it that the matters set forth in this Section 5.01(j)(A) have been satisfied at such time.

         (B) The Borrower shall have used, or shall concurrently use, a portion of the proceeds of the Senior Subordinated Notes to repay at least $11.7 million principal of the Seller Notes provided that up to $3.7 million of such principal amount may be placed in an escrow for the benefit of certain holders of Seller Notes for a period of up to one year.

         (k) SUBSIDIARY GUARANTY. Each Subsidiary shall have duly authorized, executed and delivered a guaranty in the form of Exhibit F hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

         (l) SECURITY DOCUMENTS. (A) Each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect.

         (B) Each Credit Party shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:

              (1) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement, as the case may be;

              (2) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name each Credit Party as debtor and that are filed in the jurisdictions referred to in clause
         (i), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been filed or delivered to the Agent and (y) to the extent evidencing Permitted Liens);

              (3) executed copies of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

              (4) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken or provided for.

         (m) INTERCREDITOR AGREEMENT. The Agent, the lender under the Floorplan Financing and the Borrower shall have delivered an intercreditor agreement (the "Intercreditor Agreement") in the form of
    Exhibit I and the Intercreditor Agreement shall be in full force and effect.

         (n) PAYMENT OF FEES. All costs, fees and expenses, and all other compensation contemplated by this Agreement due to the Agent or the Banks (including, without limitation, legal fees and expenses) on or prior to the Effective Date shall have been paid.

         (o) CONSENT LETTER. The Agent shall have received a letter from CT Corporation System, substantially in the form of Exhibit J hereto, indicating its consent to its appointment by each Credit Party as its agent to receive service of process.

         (p) BORROWING BASE CERTIFICATE. The Agent shall have received an executed Borrowing Base Certificate dated as of June 30, 1997.

         5.02 EACH CREDIT EVENT. The obligation of each Bank to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder, is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

         (a) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

         (b) NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. The Agent shall have received a Notice of Borrowing satisfying the requirements of
    Section 1.03 with respect to each incurrence of Loans and the Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request satisfying the requirements of Section 2.03(a) with respect to each issuance of a Letter of Credit.

         The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all of the applicable conditions specified above exist as of the date of such Credit Event. All of the certificates, legal opinions and other documents and papers referred to in Section 5.01, unless otherwise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Agent.

         SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, the Borrower makes the following representations, warranties and agreements as to itself and as to each of its Subsidiaries with the Banks, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit.

         6.01 CORPORATE STATUS. Each of the Credit Parties (i) is a duly organized and validly existing corporation and is in good standing, in each case under the laws of the jurisdiction of its organization, and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) is duly qualified and is authorized to do business and, to the extent relevant, is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

         6.02 POWER AND AUTHORITY. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         6.03 NO VIOLATION. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by them with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws, as the case may be, of such Credit Party.

         6.04 LITIGATION. There are no actions, suits or proceedings pending or threatened, with respect to the Borrower or any of its Subsidiaries (i) that have, or that could reasonably be expected to have, a Material Adverse Effect or (ii) that have, or that could reasonably be expected to have, a material adverse effect on the rights or remedies of the Banks or on the ability of the Credit Parties in the aggregate to perform their obligations to the Banks under the Credit Documents.

         6.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Loans shall be utilized (i) to repay loans and other Indebtedness under the Existing Credit Agreement, (ii) to finance Permitted Acquisitions (iii) to finance, when due, payments that constitute additional purchase price in respect of the Completed 1997 Acquisitions (which payments will not exceed $8 million) and (iv) for the general corporate and working capital purposes of the Borrower and its Subsidiaries.

         (b) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

         6.06 GOVERNMENTAL APPROVALS. Except for filings and recordings in connection with the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document except, in any such case, as expressly provided herein or in the Security Documents.

         6.07 INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         6.08 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.09 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and PRO FORMA financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower or any of its Subsidiaries (other than matters relating to general economic conditions or conditions affecting the information technology business generally) which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent for use in connection with the transactions contemplated hereby.

         6.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS. (a) On and as of the Effective Date, on a PRO FORMA basis after giving effect to the transactions contemplated hereby and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection herewith, and with respect to each of (I) the Borrower and its Subsidiaries taken as a whole and (II) the Borrower (x) the sum of their assets, at a fair valuation, will exceed their debts, (y) they have not incurred nor intend to, nor believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will have sufficient capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or
(ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         (b) The consolidated balance sheets of the Borrower at December 31, 1996 and March 31, 1997 and the related consolidated statements of operations and stockholders' equity and cash flows of the Borrower for the fiscal year or three month period, as the case may be, ended as of said dates, which, in the case of the annual financial statements, have been examined by Price Waterhouse LLP, independent certified public accountants, copies of which have heretofore been furnished to each Bank, present fairly the financial position of the Borrower and its Subsidiaries at the dates of said statements and the results for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

         (c) Nothing has occurred since December 31, 1996 that has had or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in an Event of Default.

         (d) Except as fully reflected in the financial statements described in Section 6.10(b) or in the footnotes thereto, there were as of the Effective Date (and after giving effect to any Loans made on such date), no material Contingent Obligation, contingent liability or liability for taxes or any long-term lease or unusual forward or long-term commitment, including interest rate or currency swap or exchange transactions, with respect to the Borrower or any of its Subsidiaries which either individually or in the aggregate would be material to the Borrower and its Subsidiaries taken as a whole, except as incurred (x) in connection with the Completed 1997 Acquisitions or (y) otherwise in the ordinary course of business consistent with past practices subsequent to December 31, 1996.

         6.11 SECURITY INTERESTS. On or after the Effective Date, each of the Security Documents creates, as security for the obligations secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens) in favor of the Collateral Agent. No filings or recordings are required in order to perfect the security interests created under any Security Documents except for filings or recordings required in connection with any such Security Document which shall have been made, or provided for in a manner satisfactory to the Agent, on or prior to the Effective Date.

         6.12 TAX RETURNS AND PAYMENTS. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.

         6.13 COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan and a Foreign Pension Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069,
4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the
Code or reasonably expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan (other than liabilities of any ERISA Affiliate which could not, by operation of law or otherwise, become a liability of the Borrower or any of its Subsidiaries); no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not result in a Material Adverse Effect; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of

ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

         6.14 OWNERSHIP; SUBSIDIARIES. On the Effective Date, the corporations listed on Annex III are the only Subsidiaries of the Borrower. Annex III correctly sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

         6.15 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns or holds a valid license to use all the patents, trademarks, permits, service marks, trade names, technology, know-how, copyrights, licenses, franchises and formulas or rights with respect to the foregoing, that are used in the operation of the business of the Borrower and each of its Subsidiaries as presently conducted and as proposed to be conducted and are material to such business.

         6.16 LABOR RELATIONS. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

         6.17 SUBORDINATION. The subordination provisions contained in the Senior Subordinated Note Indenture are enforceable against the Borrower and the holders of the securities issued thereunder, and all Obligations shall be within the definition of "Senior Indebtedness" included in the subordination provisions contained in the Senior Subordinated Note Indenture.

         SECTION 7. AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees that, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 hereof which are not then due and payable) incurred hereunder, are paid in full:

         7.01  INFORMATION COVENANTS.  The Borrower will furnish to each Bank:

         (a) ANNUAL STATEMENTS. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and stockholders' equity and of cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such fiscal year and certified by the chief financial officer or other Authorized Officer of the Borrower that such statements fairly present the financial condition of the Borrower and its Subsidiaries, as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and examined by Price Waterhouse LLP or such other independent certified public accountants of recognized national standing as shall be acceptable to the Agent, whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or Event of Default has come to their attention a statement as to the nature thereof.

         (b) QUARTERLY STATEMENTS. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations and stockholders' equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period; all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments.

         (c) MONTHLY STATEMENTS. Within 30 days after the end of each month, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of operations and stockholders' equity and of cash flows for such month and for the elapsed portion of the fiscal year ended with the last day of such quarterly period; all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments.

         (d) BUDGETS, ETC. Not more than 90 days after the commencement of each fiscal year of the Borrower, a consolidated budget of the Borrower and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 7.01(a), (b) [and (c)], a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (d) shall be presented.

         (e) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Sections 7.01(a), (b) and (c), a certificate of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.09 through 8.11, as at the end of such fiscal month, quarter or year, as the case may be.

         (f) BORROWING BASE CERTIFICATES. Upon request by the Agent at any time if a Default or Event of Default shall exist and in any event not later than 12:00 Noon New York time on the last day of each month, a certificate (the "Borrowing Base Certificate") setting forth the Borrowing Base, in substantially the form of Exhibit K, duly completed, as of the last Business Day of the prior month (or as of the date otherwise specified in such report with respect to NYMA if prior to December 31, 1997), and certified by the Borrower's chief executive officer or chief financial officer and subject only to adjustment upon completion of the normal year-end audit, with each Borrowing Base Certificate to have attached to it such additional schedules and/or other information, as the Agent may reasonably request.

         (g) NOTICE OF DEFAULT OR LITIGATION, ETC. Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect, or a material adverse effect on the ability of the Credit Parties, in the aggregate, to perform their obligations hereunder or under any other Credit Document.

         (h) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each report or "management letter" submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries.

         (i) OTHER INFORMATION. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to the holders of the Senior Subordinated Notes (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

         7.02 BOOKS, RECORDS AND INSPECTIONS. The Borrower will, and will cause each of its Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of the Borrower, officers and designated representatives of the Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession (to the extent within the power of the Borrower or such Subsidiary to do so), and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may desire.

         7.03 INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. The Borrower will furnish on the Effective Date and annually thereafter to the Agent a summary of the insurance carried in respect of the Borrower and its Subsidiaries and the assets of the Borrower and its Subsidiaries together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee, to the extent of its interests therein.

         7.04 PAYMENT OF TAXES. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.03(a); PROVIDED, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

         7.05 CORPORATE FRANCHISES. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and authority to do business; PROVIDED, HOWEVER, that any transaction permitted by Section 8.02 will not constitute a breach of this
Section 7.05.

         7.06 COMPLIANCE WITH STATUTES, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which would not have a Material Adverse Effect or a material adverse effect on the ability of the Credit Parties, in the aggregate, to perform their obligations under the Credit Documents.

         7.07 GOOD REPAIR. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

         7.08 ERISA. As soon as possible and, in any event, within 10 days after the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events to the extent that one or more of such events is reasonably likely to result in a material liability to the Borrower or any Subsidiary of the Borrower, the Borrower will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under
Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability
(including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section
4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a
Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; or that the Borrower or any Subsidiary of the Borrower has or may incur any liability under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). At the request of any Bank, the Borrower will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan (including, to the extent required, the related financial and actuarial statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any notices received by the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than 10 days after the date such report has been filed with the Internal Revenue Service or received by the Borrower or the Subsidiary or the ERISA Affiliate, as applicable.

          7.09 END OF FISCAL YEARS; FISCAL QUARTERS. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years and fourth fiscal quarters to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries', first three fiscal quarters to end on the last day of March, June and

September of each year provided that NYMA may retain its current monthly reporting period until January 1, 1998.

          7.10 FURTHER ASSURANCES. (a) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.

          (b) The Borrower agrees that each action required above by this
Section 7.10 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Agent or the Required Banks.

          7.11 NOTICES OF ASSIGNMENT. At any time, upon the written request, and in the sole discretion, of the Required Banks, each Credit Party shall promptly, and in any event within 5 Business Days of the delivery of such written request, deliver to the Agent duly completed Notices of Assignment (the "Notices") pursuant to the provisions of the Assignment of Claims Act of 1940, 31 U.S.C. Section 3727(c), with respect to each material contract of a Credit Party with the U.S. government or any branch, agency, bureau or subdivision thereof and, until otherwise directed by the Required Banks, shall thereafter update each such Notice, and provide (and update) Notices with respect to any additional contracts between a Credit Party and the U.S. government or any branch, agency, bureau or subdivision thereof. Upon the occurrence and during the continuation of any Default or Event of Default, the Required Banks may direct the Agent to file Notices with respect to any or all of the contracts of the Credit Parties with the U.S. government or any branch, agency, bureau or subdivision thereof. After any such filing, the Credit Parties shall take all action necessary to maintain such filings and to make filings with respect to any additional material contracts between a Credit Party and the U.S. government or any branch, agency, bureau or subdivision thereof.

          SECTION 8. NEGATIVE COVENANTS. The Borrower hereby covenants and agrees that for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 hereof which are not then due and payable) incurred hereunder, are paid in full:

          8.01 CHANGES IN BUSINESS. The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower and its Subsidiaries to be materially different from the business activities taken as a whole (including incidental activities) conducted by the Borrower and its Subsidiaries on the Effective Date.

          8.02 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than inventory, obsolete equipment or excess equipment, in each case in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that the following shall be permitted:

          (a) the Borrower and its Subsidiaries may lease as lessee real or personal property in the ordinary course of business and otherwise in compliance with this Agreement;

          (b) Consolidated Capital Expenditures by the Borrower and its Subsidiaries to the extent not in violation of Section 8.05;

          (c) the advances, investments, loans and other transactions permitted pursuant to Section 8.06;

          (d) the Borrower and its Subsidiaries may sell or discount, in each case without recourse, accounts receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (e) the Borrower and its Subsidiaries may, in the ordinary course of business, license patents, trademarks, copyrights and know-how to third Persons, so long as each such license does not otherwise prohibit the granting of a Lien by the Borrower or any of its Subsidiaries pursuant to the Security Agreement in the intellectual property covered by such license;

          (f) any Subsidiary Guarantor may be merged with or into, or be dissolved or liquidated into, or transfer any of its assets to the Borrower or any other Subsidiary Guarantor;

          (g) the sale or disposition by the Borrower and/or any Subsidiary of assets not otherwise permitted to be sold or disposed of under this
     Section 8.02 with an aggregate fair market value of not in excess of $100,000 in any year;

          (h) the sale or disposition by the Borrower and/or its Subsidiaries of assets not otherwise permitted to be sold or disposed of under this Section 8.02 (including by way of mergers and consolidations), PROVIDED that (x) the net cash consideration received from all such sales and dispositions in any calendar year shall not exceed an amount equal to 2.5% of Total Assets (determined at the time of any such sale or disposition) and (y) the proceeds of each such sale shall be in an amount at least equal to the fair market value thereof, which non-contingent sale proceeds shall consist of at least 80% cash (with any promissory note or other evidence of Indebtedness received to be pledged to the Collateral Agent in accordance with the Pledge Agreement), and PROVIDED FURTHER, that any permitted sale or disposition of the capital stock of any Subsidiary shall be prohibited unless it is for all the outstanding capital stock of such Subsidiary owned by the Borrower and its Subsidiaries;

          (i)  the Completed 1997 Acquisitions; and

          (j)  Permitted Acquisitions.

To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (and such Collateral is released (or permitted to be released) from the Liens created by the respective Security Document), such Collateral in each case shall be sold free and clear of the Liens created by the Security Documents and the Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as the Agent deems appropriate, or as the Borrower may reasonably request, in connection therewith.

          8.03 LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes) or assign any right to receive income, except:

          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (b) Liens in respect of property or assets of the Borrower and its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c) Liens created by or pursuant to this Agreement or the Security Documents;

          (d) Liens in existence on, and which are to continue in effect after the Effective Date which are listed, and the property subject thereto described, in Annex IV, without giving effect to any extensions or renewals thereof;

          (e) Liens of the Floorplan Borrower securing the Floorplan Financing and sales and assignments effected in connection with the Floorplan Financing;

          (f) Liens incurred or deposits made (x) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and (y) to secure the performance of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

          (g) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

          (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

          (j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

          (k) Liens created pursuant to Capital Leases permitted pursuant to Section 8.04(b) and Liens securing Specified Indebtedness permitted by
     Section 8.04(h) on the assets as to which the obligee thereunder has recourse as contemplated by the definition of Specified Indebtedness;

          (l) Liens arising pursuant to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date, PROVIDED, that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 70%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness, and
     (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(b);

          (m) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09; and

          (n) Liens created by the cash collateralization of the Mellon Letter of Credit of up to $50,000.

          8.04 INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (b) Capitalized Lease Obligations initially incurred on and after the Effective Date and Indebtedness incurred pursuant to purchase money Liens permitted by Section 8.03(l), PROVIDED, that the sum of all such Capitalized Lease Obligations outstanding at any time plus the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $4,000,000;

          (c) Indebtedness (x) of the Borrower evidenced by the Seller Notes in an aggregate principal amount not to exceed $12,000,000 (as increased by any Seller Notes issued to satisfy pay-in-kind interest obligations) and (y) of the Borrower and its Subsidiaries incurred prior to, and which is to remain outstanding after, the Effective Date and is listed on Annex V hereto (together with the Seller Notes, "Existing Debt"), without, in the case of Liens permitted by clause (y), giving effect to any subsequent extension, renewal or refinancing thereof;

          (d) Indebtedness of the Borrower evidenced by the Senior Subordinated Notes;

          (e) Indebtedness constituting intercompany advances to the extent permitted by Section 8.06(f);

          (f) Indebtedness under the Floorplan Financing provided that the aggregate principal amount of such Indebtedness does not exceed $20 million (or such greater amount as is approved by the Agent) at any time outstanding;

          (g) Indebtedness of (x) a Subsidiary outstanding at the time it is first acquired by the Borrower or any Subsidiary Guarantor pursuant to a Permitted Acquisition or (y) secured by assets acquired directly by the Borrower or any Subsidiary Guarantor pursuant to a Permitted Acquisition and assumed by the Borrower or such Subsidiary, as the case may be, in connection with such acquisition, provided that any such Indebtedness was not created at the time of or in contemplation of such acquisition;

          (h)  Specified Indebtedness (x) issued by a SI Borrower and/or
     (y) issued by the Borrower or a Subsidiary Guarantor provided that after giving effect to any incurrence thereof the aggregate principal amount of Specified Indebtedness of the Borrower and its Subsidiaries other than any SI Borrower shall not exceed 20% of Total Assets at such time;

          (i)  the Mellon Letter of Credit; and

          (j) unsecured Indebtedness of the Borrower not otherwise permitted by the foregoing clauses (a) through (i), provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (j) shall not exceed $5,000,000 at any time outstanding.

          8.05 CAPITAL EXPENDITURES. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make Consolidated Capital Expenditures provided that the Borrower and its Subsidiaries may make Consolidated Capital Expenditures during each fiscal year set forth below so long as the aggregate amount of Consolidated Capital Expenditures made during any fiscal year does not exceed $4,000,000.

          (b) In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause (b)) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to Section 8.05(a) shall be increased by 50% of such unutilized amount.

          8.06 ADVANCES, INVESTMENTS AND LOANS. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

          (a) the Borrower and its Subsidiaries may invest in cash and Cash Equivalents;

          (b) the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower;

          (c) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (d) advances, loans and investments in existence on the Effective Date and listed on Annex VI, without giving effect to any additions thereto or replacements thereof, shall be permitted;

          (e) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

          (f) the Borrower and the Subsidiary Guarantors may make (i) capital contributions to any of their direct Subsidiaries to the extent a Subsidiary Guarantor and (ii) intercompany loans among themselves to the extent evidenced by promissory notes pledged pursuant to the Pledge Agreement;

          (g) loans and advances to employees for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $1,000,000 at any time, shall be permitted;

          (h) investments in promissory notes acquired pursuant to sale transactions permitted by Section 8.02(g);

          (i) the Completed 1997 Acquisitions, Permitted Acquisitions and transactions in respect of Specified Indebtedness;

          (j) creation of a Floorplan Borrower as contemplated by the definition of such term;

          (k) Subsidiaries may be established or created in accordance with the provisions of Section 8.13;

          (l) the Borrower or any Subsidiary may enter into joint ventures or other similar arrangements for the purpose of exploiting business opportunities so long as the Credit Parties have no obligation to make capital contributions (including contributions of cash, copyrights, patents and other intellectual property but not the use of personnel and/ or the issuance of non-exclusive licenses of intellectual property) therein in excess of $1,000,000 in the aggregate; and

          (m) loans and investments not otherwise permitted by the foregoing clauses (a) through (l), inclusive, provided that the aggregate amount of the investments made pursuant to this clause (l) shall not exceed $1,000,000.

          8.07 DIVIDENDS, ETC. (a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of the Borrower or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that: (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Subsidiary of the Borrower, (y) repurchases may be made by the Borrower at a time when no Default or Event of Default exists of its capital stock and/or options or warrants to purchase its capital stock from management or directors of the Borrower and its Subsidiaries in an aggregate amount not to exceed $2,000,000 in any fiscal year; provided that any unused amounts may be carried over to any subsequent fiscal year subject to a maximum aggregate amount of $5,000,000 and (z) cash Dividends may be paid by the Borrower to the extent that at the time of any declaration of any such Dividend and after giving effect to the Dividend so declared as if paid (x) No Default or Event of Default shall exist and (y) the aggregate cash Dividends declared and/or paid by the Borrower after July 1, 1997 shall not exceed 50% of Cumulative Net Income at such time.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any such Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary Guarantor, (b) make loans or advances to the Borrower or any Subsidiary Guarantor, (c) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor, or (B) the ability of the Borrower or any Subsidiary Guarantor, to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Credit Documents; (ii) the Senior Subordinated Note Documents and the documents governing any Floorplan Financing; (iii) applicable law; (iv) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (v) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (vi) Liens permitted under Section 8.03(l) and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens.

          8.08 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate except that there shall be permitted the Management Agreement, the Tax Allocation Agreement and the arrangements described on Annex VII hereto.

          8.09 MINIMUM CONSOLIDATED NET WORTH. The Borrower will not permit Consolidated Net Worth at any time to no less than (x) 50% of Cumulative Net Income at such time less (y) $1,000,000.

          8.10 LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio determined as at the end of any Test Period ending on the last day of a fiscal quarter set forth below to be more than the ratio set forth opposite such day:

        FISCAL QUARTER ENDING               RATIO

         September 30, 1997 and
           December 31, 1997                6.00:1.0
         March 31, 1998 through
           December 31, 1998                5.50:1.0
         March 31, 1999 through
           December 31, 1999                5.25:1.0
         March 31, 2000 through
           December 31, 2000                5.00:1.0
         March 31, 2001 through
           March 31, 2002                   4.75:1.0
         Thereafter                         4.50:1.0


         8.11 INTEREST COVERAGE RATIO. The Borrower will not permit the Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such day:

         Fiscal Quarter Ending                 Ratio
         ---------------------                 -----

         September 30, 1997 through
           September 30, 1999               1.75 to 1.0
         December 31, 1999 through
           September 30, 2000               1.90 to 1.0
         December 31, 2000 through
           September 30, 2001               2.00 to 1.0
         Thereafter                         2.10 to 1.0

         8.12 LIMITATION ON VOLUNTARY PAYMENTS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to:

         (a) make (or give any notice in respect of) any payment or prepayment on or redemption or acquisition for value (including by way of depositing with any trustee money or securities before due for the purposes of paying when due and/or defeasance) of the principal of any Senior Subordinated Note or any Seller Note or pay in cash any interest on any Seller Note at any time when such interest may be satisfied by the issuance of additional Seller Notes;

         (b) amend or modify (or permit the amendment or modification of) in any manner adverse to the interests of the Banks any of the terms or provisions of the

    Senior Subordinated Note Documents or any agreement, document or instrument governing or evidencing any of the Seller Notes; and

         (c) amend, modify or change, in any manner adverse to the interests of the Banks, the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Borrower or any of its Subsidiaries, as the case may be, or any other agreement entered into by the Borrower or any of its Subsidiaries with respect to its capital stock, or enter into any new agreement with respect to the capital stock of the Borrower (to the extent adverse to the interests of the Banks) or any of its Subsidiaries.

         8.13 SUBSIDIARIES. The Borrower will not, and will not permit any of its Subsidiaries to, (x) sell, assign or otherwise encumber of dispose of any shares of a Subsidiary's capital stock or other securities (or warrants, rights or options in respect thereof) except to the Borrower or a Subsidiary Guarantor and except for dispositions permitted by Section 8.02 and (y) establish, create or acquire any Subsidiary provided that the Borrower and its Subsidiaries shall be permitted (A) to establish, create or (to the extent permitted by Sections
8.02 and 8.06) acquire Wholly-Owned Subsidiaries so long as (i) the capital stock of such new Subsidiary is promptly pledged pursuant to the Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (ii) such new Subsidiary promptly executes a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Effective Date and (B) to create SI Borrowers and/or Floorplan Borrowers as contemplated by the definitions of such terms.

         SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):

         9.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document;

         9.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by the Borrower or any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         9.03 COVENANTS. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 7.10, 7.11 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or

         9.04 DEFAULT UNDER OTHER AGREEMENTS. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations and/or Specified Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Obligations and/or Specified Indebtedness) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; PROVIDED, that it shall not constitute an Event of Default pursuant to clause
(a) or (b) of this Section 9.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $5,000,000 at any one time; or

         9.05 BANKRUPTCY, ETC. The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy
Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the

Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

         9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan or a Foreign Pension Plan has not been timely made or the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971,
4975 or 4980 of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in
Section 3(2) of ERISA) or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; or (c) which lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Banks, will have a Material Adverse Effect; or

         9.07 SECURITY DOCUMENTS. (a) Except in each case to the extent resulting from the negligent or willful failure of the Collateral Agent to retain possession of the applicable Pledged Securities, any Security Document shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or (b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall have continued unremedied for 30 days; or

         9.08 GUARANTY. Any Subsidiary Guaranty or any material provision thereof, shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Person shall deny or disaffirm such Person's obligations under a Subsidiary Guaranty; or

         9.09 JUDGMENTS. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $2,000,000 for all such judgments and decrees and all such judgments or decrees in excess of such amount shall not have been vacated, paid, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (PROVIDED, that if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment (or the unutilized portion thereof) terminated, whereupon the Commitment of each Bank to make Loans hereunder shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05, to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

         SECTION 10. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

         "Accounts" shall mean all of the Credit Parties' "accounts" (as that term is defined in Section 9-106 of the Uniform Commercial Code as in effect in the State of New York) whether or not such Account has been earned by performance, whether now existing or existing in the future, including, without limitation, all (i) accounts receivable, including, without limitation, all accounts created by or arising from any Credit
Party's sales of goods or rendition of services and Unbilled Installment Receivables; (ii) unpaid Seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom; (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by a Credit Party with respect to any such accounts receivable or any account debtor; (v) guarantees or collateral for any of the foregoing; and
(vi) insurance policies or rights relating to any of the foregoing.

         "Adjusted Total Commitment" shall mean at any time (i) the Total Commitment at such time less (ii) the aggregate Commitments at such time of all Defaulting Banks.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to
Section 11.10.

         "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

         "Analex Acquisition" shall mean the proposed acquisition by the Borrower and/or one of its Subsidiaries of certain contracts and associated rights and assets of Analex, a Nevada corporation.

         "Applicable Base Rate Margin" shall mean 1.25%.

         "Applicable Eurodollar Margin" shall mean 2.25%.

         "Assignment Agreement" shall mean the Assignment Agreement in the form of Exhibit L (appropriately completed).

         "Authorized Officer" shall mean the President, chief financial officer or any financial Vice President of the Borrower.

         "Available Amount" shall mean, at any time, the lesser of (x) the Total Commitment at such time less the then Floorplan Outstandings and (y) the Borrowing Base at such time.

         "Average Daily Amount of Credit Outstandings" for any Test Period shall mean the average daily amount of Credit Outstandings during such Test Period provided that for any Test Period ending on or prior to June 30, 1998, Average Daily Amount of Credit Outstandings shall mean the average daily amount of Credit Outstandings during the period from the Effective Date to the end of such Test Period plus the amount specified on Annex X hereto as applicable for such Test Period.

         "Bank" shall have the meaning provided in the first paragraph of this Agreement.

         "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans under Section 1.01(A) or to fund its portion of any unreimbursed payment under
Section 2.05(c) or (ii) a Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 and/or
Section 2.05(c), in each case for any reason, including as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

         "Bankruptcy Code" shall have the meaning provided in Section 9.05.

         "Base Rate" at any time shall mean the highest of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate.

         "Base Rate Loan" shall mean each Revolving Loan bearing interest at the rates provided in Section 1.08(a).

         "Borrower" shall mean Federal Data Corporation, a Delaware corporation.

         "Borrowing" shall mean the incurrence of one Type of Loans by the Borrower from all of the Banks on a PRO RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; PROVIDED, that Base Rate Loans incurred pursuant to
Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

         "Borrowing Base" shall mean, at any time, an amount equal to the sum of (i) 85% of Eligible Receivables that are not Unbilled Installment Receivables, (ii) 80% of Eligible Receivables that are Unbilled Installment Receivables as to which 30 days or less have elapsed since the booking of same,
(iii) 60% of Eligible Receivables that are Unbilled Installment Receivables as to which more than 30 but less than 90 days have elapsed since the booking of same and (iv) 60% of the Eligible Inventory, in each case as set forth on the last Borrowing Base Certificate delivered pursuant to Section 7.01[(f)].

         "Borrowing Base Certificate" shall have the meaning given to such term in Section 7.01(f).

         "BTCo" shall mean Bankers Trust Company and any successor corporation thereto by merger, consolidation or otherwise.

         "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

         "Capital Lease", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person provided that any lease evidencing or governing Specified Indebtedness shall not constitute a Capital Lease.

         "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

         "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank or (y) any bank whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within one year after the date of acquisition,
(iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

         "Change Control" shall mean (a) any "Change of Control" as such term is defined in the Senior Subordinated Note Indenture or (b) the acquisition in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (x) any person or Group (as such term is defined in Section 13(d) of the Exchange Act (other than a Group the majority in economic interests and voting or similar rights is owned by Permitted Holders) that either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, (I) at least 30% (or, in the case of a transaction or transactions approved before the consummation of same by a majority of the directors of the Borrower, 35%) of the Borrower's then outstanding voting securities entitled to vote on a regular basis for the Board of Directors of the Borrower and (II) a greater beneficial interest than the Permitted Holders, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Borrower's Board of Directors, including without limitation by the acquisition of irrevocable proxies for the election of directors.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

         "Collateral Agent" shall mean the Agent acting as collateral agent for the Banks.

         "Commitment" shall mean at any time, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I as the same may be reduced from time to time pursuant to Section 3.02 or 9 or adjusted from time to time as a result of assignments to or from such Bank as provided for in Section 1.13 or 12.04.

         "Commitment Fee" shall have the meaning provided in Section 3.01(a).

         "Completed 1997 Acquisitions" shall mean and include the acquisitions by the Borrower of (x) NYMA, Inc. in May 1997 and (y) Sylvest in June 1997.

         "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, PROVIDED that Consolidated Capital Expenditures shall in no event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) pursuant to any Permitted Acquisition and/or 1997 Completed Acquisition.

         "Consolidated Cash Interest Expense" shall mean, for the Borrower for any period, (x) Consolidated Interest Expense of the Borrower for such period less (y) the portion of such Consolidated Interest Expense not payable in cash.

         "Consolidated EBIT" shall mean, for any Person for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses and other one-time non-cash charges LESS (B) the sum of (i) any cash payments made in such period in respect of an event as to which a one-time non-cash charge was previously incurred and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and other one-time non-cash gains, all as determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

         "Consolidated EBITDA" shall mean, for any Person, for any period, Consolidated EBIT for such Person for such period, adjusted by adding thereto the amount of all depreciation expense and amortization expense that were deducted in determining such Consolidated EBIT. Consolidated EBITDA of the Borrower for any Test Period ending prior to June 30, 1998 shall mean the sum of (x) Consolidated EBITDA of the Borrower for the period commencing July 1, 1997 and ending on such date, as determined without regard to this proviso, PLUS (y) the amounts set forth in Annex VIII hereto as applicable to Consolidated EBITDA for such Test Period.

         "Consolidated Interest Expense" shall mean, for any Person for any period, (x) the total interest expense (including that attributable to Capital Leases in accordance with GAAP but excluding that attributable to Specified Indebtedness) of such Person and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit bankers' acceptance financing, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense less (y) the interest income of such Person for such period. Consolidated Interest Expense of the Borrower for any Test Period ending prior to June 30, 1998 shall mean the sum of (x) Consolidated Interest Expense of the Borrower for the period commencing July 1, 1997 and ending on such date, as determined without regard to this proviso plus (y) the amounts set forth in Annex IX hereto as applicable to Consolidated Interest Expense for such Test Period.

         "Consolidated Net Income" of any Person (a "Designated Person") shall mean, for any period, the net income (or loss) of such Designated Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person (other than Subsidiaries of the Designated Person) in which any other Person (other than the Designated Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Designated Person or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Designated Person or is merged into or consolidated with the Designated Person or any of its Subsidiaries or that Person's assets are acquired by the Designated Person or any of its Subsidiaries and (iii) the income of any Subsidiary of the Designated Person that is not a Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Person of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person.

         "Consolidated Net Worth" shall mean at any time for the determination thereof all amounts which, in conformity with GAAP, would be included under the caption " total shareholders' equity" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

         "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if there is no stated or determinable amount, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Credit Documents" shall mean this Agreement, the Notes, the Subsidiary Guaranty and each Security Document.

         "Credit Event" shall mean the making of a Loan or the issuance of a Letter of Credit.

         "Credit Outstandings" shall mean at any time the sum of (i) the outstanding principal amount of all Loans plus (ii) the Letter of Credit Outstandings.

         "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.

         "Cumulative Net Income" shall mean at any time, Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 1997 and ending on the last day of the last fiscal quarter then ended.

         "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

         "Dividends" shall have the meaning provided in Section 8.07.

         "Effective Date" shall have the meaning provided in Section 5.01.

         "Eligible Inventory" shall mean (A) the gross amount of the Inventory of the Credit Parties, valued at the lower of cost (on a FIFO basis) or market, which (i) is owned solely by the Borrower or a Subsidiary Guarantor and with respect to which the Borrower or a Subsidiary Guarantor has good, valid and marketable title; (ii) is stored on property that is either (a) owned or leased by the Borrower or a Subsidiary Guarantor or (b) owned or leased by a warehouseman that has contracted with the Borrower or a Subsidiary Guarantor to store Inventory on such warehouseman's property;
(iii) is subject to a valid, enforceable and first priority Lien in favor of the Collateral Agent subject to (a) a tax lien being contested in good faith and by appropriate proceedings and permitted by Section 8.03(a), and (b) with respect to Eligible Inventory stored at sites described in clause (ii)(b) above, Liens for normal and customary warehouseman charges; and (iv) is located in the United States; (B) LESS any goods returned or rejected by a Credit Party's customers and goods in transit to third parties (other than to a Credit Party's agents or warehousemen that comply with clause (A)(ii)(b) above); and (C) LESS any reasonable reserves required by the Agent for special order goods. In addition to the foregoing, Eligible Inventory shall include such items of the Borrower's Inventory as the Borrower shall request and that the Agent approves in advance, in writing and in its sole discretion (or if the aggregate amount of approvals exceeds $1,000,000 at any one time, the approval of the Required Banks).

         "Eligible Receivable" shall mean as at any applicable date of determination, the aggregate face amount of each of the Credit Parties' Accounts included in clause (i) of the definition of Accounts hereunder (excluding any Accounts set forth in clause (ii) through (vi) of such definition), without duplication, in each case less (without duplication) the aggregate amount of all reserves, limits and deductions with respect to such Accounts set forth below or as otherwise provided in this Agreement and less the aggregate amount of all returns, discounts, claims, credits, charges (including warehouseman's charges) and allowances of any nature with respect to such Accounts (whether issued, owing, granted or outstanding). Unless otherwise approved in writing by the Agent in its sole discretion (or, if the aggregate amount of approvals exceeds $1,000,000 at any one time, the approval of the Required Banks), no individual Account shall be deemed to be an Eligible Receivable if:

         (a) a Credit Party does not have legal and valid title to the Account; or

         (b) the Account is not the valid, binding and legally enforceable obligation of the account debtor subject, as to enforceability, only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of creditors' rights generally, (ii) judicial discretion in connection with the remedy of specific performance and other equitable remedies and (iii) in the case of an Unbilled Installment Receivable, the issuance of an invoice for the applicable payment or acceptance of the goods or services giving rise to the Account; or

         (c) the Account arises out of a sale made by a Credit Party to an Affiliate, other than sales made on an arm's-length basis to persons who are Affiliates only by virtue of TC Group L.L.C. (or other shareholders of FDC) being an Affiliate of FDC; or

         (d) the Account or any portion thereof is unpaid more than 90 days after the original invoice date, with respect to Accounts the invoice for which provides that payment is due in 30 days or less from the date of such invoice, to the extent of such portion unpaid after 90 days; or

         (e) the Account is unpaid more than 60 days after the original payment due date, with respect to Accounts the invoice for which provides that payment is due more than 30 days from the date of such invoice, to the extent of such portion unpaid after 60 days; or

         (f) if the Account is an Unbilled Installment Receivable, no invoice has been issued for such Account and more than 90 days have elapsed since the Unbilled Installment Receivable was booked as an account receivable;

         (g) the Account, when aggregated with all other Accounts of the same account debtor (or any Affiliate thereof), exclusive of all account debtors which are branches, agencies, bureaus or subdivisions of the U.S. government, exceeds 30% in face value of all Accounts of the Credit Parties then outstanding, to the extent of such excess; or

         (h) (i) the Account is subject to any claim on the part of the account debtor disputing liability under such Account in whole or in part, to the extent of the amount of such dispute or (ii) except in cases when the account debtor is the United States government or an agency thereof, the Account otherwise is or is reasonably likely to become subject to any right of setoff or any counterclaim, claim or defense by the account debtor, to the extent of the amount of such setoff or counterclaim, claim or defense; or

         (i) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; PROVIDED that, if the amount owed to the Borrower by such account debtor is entitled to administrative expense status under Section 503 of Title 11, United States Code, such account shall not be deemed ineligible pursuant to this clause (i); or

         (j) the Collateral Agent does not have a valid and perfected first priority security interest in such Account (taking into account the Intercreditor Agreement and subject only to (i) a tax lien being contested in good faith and by appropriate proceedings and permitted by Section 8.03(a) and (ii) the rights of the United States government with respect to receivables due from the United States government or any agency thereof); or

         (k) the sale to the account debtor is on a consignment, bill-and-hold, guaranteed sale or pursuant to any written agreement providing for repurchase or return rights not in the ordinary course of business; or

         (l) it is from the same account debtor (or any Affiliate (exclusive of all account debtors which are branches, agencies, bureaus or subdivisions of the U.S. government) thereof) and 50% or more, in face amount, of other Accounts from either such account debtor or any Affiliate (exclusive of all account debtors which are branches, agencies, bureaus or subdivisions of the U.S. government) thereof are due or unpaid for more than 60 days after the payment due date; or

         (m) the Account is an Account a security interest in which would be subject to the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 ET SEQ.), and the Borrower has not complied with the terms of Section 7.11 hereof with respect to such Account; or

         (n) the sale is to an account debtor outside the continental United States or incorporated in or primarily conducting business in any jurisdiction located outside the United States, unless the sale is (i) on letter of credit, guaranty or acceptance terms, in each case acceptable to the Agent, or (ii) otherwise approved by and acceptable to the Agent, which approval and acceptance shall not, in either case, be unreasonably withheld; or

         (o) the Agent reasonably determines in good faith in accordance with its internal credit policies that (i) collection of the Account is insecure or (ii) the Account may not be paid by reason of the account debtor's financial inability to pay; PROVIDED, HOWEVER, that any Account referred to in this clause (o) shall not become ineligible until the Agent shall have given the Borrower three Business Days' advance notice of such determination; or

         (p) the Account does not comply in all material respects with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, in each case as amended.

         "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D), in each case which is not a direct competitor of the Borrower or engaged in the same or similar business as the Borrower, or any of its Subsidiaries, or is not an Affiliate of any such competitors of the Borrower or any of its Subsidiaries.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

         "Eurodollar Loans" shall mean, each Loan bearing interest at the rates provided in Section 1.08(b).

         "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotations to first-class banks in the interbank Eurodollar market by the Agent (or any affiliate thereof) for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period.

         "Event of Default" shall have the meaning provided in Section 9.

         "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

         "Existing Credit Agreement" shall mean the Credit Agreement dated as of December 1, 1995 among INTER ALIA, the Borrower, the lenders party thereto and Banque Indosuez, New York Branch as Agent, as in effect immediately prior to the Effective Date.

         "Existing Debt" shall have the meaning provided in Section 8.04(c).

         "Facing Fee" shall have the meaning provided in Section 3.01(c).

         "FDC Notes" shall mean the Borrower's 9% Increasing Rate Subordinated Notes issued initially on January 4, 1996 (and subsequently thereto to satisfy pay-in-kind interest obligations) in an aggregate principal amount on the Effective Date (after giving effect to the requirements of Section 5.01(j)(B)) of $[7,680,224], as in effect on the Effective Date and as the same may be amended, modified or supplemented as provided therein and herein.

         "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

         "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01.

         "Floorplan Agreement" shall mean the Agreement for Wholesale Financing and STAR Agreement (Short Term Accounts Receivable Program) between Sylvest and Deutsche Financial Services Corporation, in the form delivered to the Agent prior to the Effective Date and as the same may be amended, modified or supplemented with the consent of the Agent (it being understood that at any time that the Floorplan Agreement is amended, modified or supplement a copy of the Floorplan Agreement as amended, modified or supplemented thereby shall be delivered to each of the Banks).

         "Floorplan Borrower" shall mean (x) Sylvest or (y) with the consent of the Agent, another Subsidiary Guarantor or (z) one (or with the consent of the Agent more than one) newly created Subsidiary of the Borrower (which shall not become a Subsidiary Guarantor but the stock of which shall be pledged under the Pledge Agreement) all of the inventory of which is financed under the Floorplan Financing and all of the accounts receivable of which represent sales of inventory so financed, it being agreed that any such new Subsidiary may be created and may succeed to that business of Sylvest and the other Credit Parties which is to be financed under the Floorplan Financing without causing any default under any of the covenants contained in this Agreement to the extent such formation and succession is accomplished in a manner satisfactory to the Agent.

         "Floorplan Financing" shall mean at any time the financing made available to the Floorplan Borrower under the Floorplan Agreement or any successor agreement substantially the same as the Floorplan Agreement in all material respects as it affects the Floorplan Borrower and the Banks (or as is otherwise satisfactory to the Agent), as the same may be amended, modified or supplemented with the consent of the Agent provided that the lender thereunder has entered into an intercreditor agreement substantially the same in all material respects as the Intercreditor Agreement or otherwise satisfactory to the Agent.

         "Floorplan Outstandings" shall mean at any time the then aggregate outstanding principal amount of all loans and advance under the Floorplan Financing.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of
Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

         "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed (and, if not assumed or guaranteed, such Indebtedness will be deemed outstanding in an amount equal to the value of the property so securing same), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements, (viii) Specified Indebtedness and (ix) all Contingent Obligations of such Person, PROVIDED, that Indebtedness shall not include trade payables, taxes payable and accrued expenses, in each case arising in the ordinary course of business.

         "Installment Receivable" shall mean the right of a Credit Party under a contract to receive fixed payments of all or a portion of the purchase price for goods sold or services rendered or rent for goods leased.

         "Intercreditor Agreement" shall have the meaning provided in Section 5.01(m).

         "Interest Coverage Ratio" shall mean, for any period, the ratio of
(x) Consolidated EBITDA of the Borrower for such period to (y) Consolidated Cash Interest Expense for such period.

         "Interest Period", with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

         "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

         "Inventory" shall mean all of the inventory of a Credit Party, including, without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the business of the Credit Party; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by the Credit Party.

         "L/C Cash Collateral Agreement" shall mean an agreement to be entered into by the Borrower and the Agent in form and substance reasonably satisfactory to the Agent and which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Agent until the proceeds are applied to satisfy in full the secured obligations or until the Letters of Credit secured thereby expire undrawn, at which time the amounts therein will be returned to the Borrower.

         "Letter of Credit" shall have the meaning provided in Section 2.01(a).

         "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

         "Letter of Credit Issuer" shall mean BTCo.

         "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

         "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

         "Leverage Ratio" shall mean, as at any date, the ratio of (x) the sum of (i) Total Indebtedness of the Borrower on such date less the Credit Outstandings on such date included in Total Indebtedness plus (ii) the Average Daily Amount of Credit Outstandings for the Test Period ended on such date to
(y) Modified Consolidated EBITDA for the Test Period ended on such date.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

         "Loan" shall have the meaning provided in Section 1.01.

         "Management Agreement" shall mean the Management Agreement dated December 1, 1995 among certain of the Credit Parties and TC Group L.L.C., as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time with the consent of the Agent.

         "Margin Stock" shall have the meaning provided in Regulation U.

         "Material Adverse Effect" shall mean a material adverse effect on the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

         "Material Subsidiary" shall mean any Subsidiary having gross assets at any time with a value of at least $5,000,000 and/or gross revenues for the last four fiscal quarters of at least $5,000,000.

         "Maturity Date" shall mean July 25, 2002.

         "Mellon Letter of Credit" shall mean that certain standby letter of credit, dated November 11, 1991, issued by Mellon Bank, N.A. in the stated amount of $45,000 and outstanding on the Effective Date.

         "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans, $500,000 and (ii) for Eurodollar Loans, $2,000,000.

         "Modified Consolidated EBITDA" shall mean, for any period, the sum of
(i) Consolidated EBITDA of the Borrower for such period and (ii) the aggregate of the Consolidated EBITDA of any business, asset or Person acquired during such period pursuant to a Permitted Acquisition for the portion of such period prior to the consummation of such Permitted Acquisition (with a PRO FORMA adjustment
(x) to compensation and non-continuing expenses relating to the sellers payable by such business, asset or Person during such period to reflect changes therein affected by the Borrower after consummation of the acquisition and (y) for any business or asset not being acquired) but only to the extent such business or asset is acquired directly by the Borrower or any Subsidiary Guarantor or such Person becomes a Subsidiary Guarantor of, or is merged into, the Borrower.

         "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

         "Note" shall have the meaning provided in Section 1.05(a).

         "Notice" shall have the meaning provided in Section 7.11.

         "Notice of Borrowing" shall have the meaning provided in Section 1.03.

         "Notice of Conversion" shall have the meaning provided in Section
1.06.

         "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, ____ Floor, New York, New York 10006, Attention: _____________, or such other office as the Agent may designate to the Borrower and the Banks from time to time.

         "NYMA Notes" shall mean the Borrower's 9% Increasing Rate Subordinated Notes issued initially on May 2, 1997 (and subsequently thereto in order to satisfy pay-in-kind interest obligations and, up to $1 million in aggregate principal amount, in connection with adjustments to purchase price) in an aggregate principal amount on the Effective Date of $5 million, as in effect on the Effective Date and as the same may be amended, modified or supplemented as provided therein and herein.

         "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

         "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans, $500,000 and (ii) for Eurodollar Loans, $2,000,000.

         "Modified Consolidated EBITDA" shall mean, for any period, the sum of
(i) Consolidated EBITDA of the Borrower for such period and (ii) the aggregate of the Consolidated EBITDA of any business, asset or Person acquired during such period pursuant to a Permitted Acquisition for the portion of such period prior to the consummation of such Permitted Acquisition (with a PRO FORMA adjustment
(x) to compensation and non-continuing expenses relating to the sellers payable by such business, asset or Person during such period to reflect changes therein affected by the Borrower after consummation of the acquisition and (y) for any business or asset not being acquired) but only to the extent such business or asset is acquired directly by the Borrower or any Subsidiary Guarantor or such Person becomes a Subsidiary Guarantor of, or is merged into, the Borrower.

         "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

         "Note" shall have the meaning provided in Section 1.05(a).

         "Notice" shall have the meaning provided in Section 7.11.

         "Notice of Borrowing" shall have the meaning provided in Section 1.03.

         "Notice of Conversion" shall have the meaning provided in Section
1.06.

         "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, ____ Floor, New York, New York 10006, Attention: _____________, or such other office as the Agent may designate to the Borrower and the Banks from time to time.

         "NYMA Notes" shall mean the Borrower's 9% Increasing Rate Subordinated Notes issued initially on May 2, 1997 (and subsequently thereto in order to satisfy pay-in-kind interest obligations and, up to $1 million in aggregate principal amount, in connection with adjustments to purchase price) in an aggregate principal amount on the Effective Date of $5 million, as in effect on the Effective Date and as the same may be amended, modified or supplemented as provided therein and herein.

         "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

         "Participant" shall have the meaning provided in Section 2.05(a).

         "Payment Office" shall mean the office of the Agent located at 130 Liberty Street, ___ Floor, New York, New York 10006, or such other office as the Agent may designate to the Borrower and the Banks from time to time.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

         "Percentage" shall mean at any time for each Bank, the percentage obtained by dividing its Commitment at such time by the Total Commitment at such time (or if the Total Commitment has been terminated, in each case as in effect immediately prior to such termination).

         "Permitted Acquisitions" shall mean (A) the Analex Acquisition and (B) the acquisition of any business, asset or 100% of the capital stock or similar equity interests in any Person by the Borrower or any Subsidiary Guarantor (including by way of merger so long as the Borrower or Subsidiary Guarantor is the surviving entity) provided that (i) after giving effect thereto, no Default or Event of Default (including under Section 8.01) exists and no Change of Control shall occur; (ii) the aggregate amount expended by the Borrower and its Subsidiaries, together with the aggregate amount of Indebtedness assumed (as permitted by Section 8.04(g)), for all Permitted Acquisitions after the Effective Date (other than the Analex Acquisition and other than the capital stock of the Borrower issued in any Permitted Acquisition wherein at least 80% in value of the consolidation paid by the Borrower and its Subsidiaries consists of the capital stock of the Borrower) shall not exceed $10,000,000 in each calendar year (plus in any calendar year after 1997, the portion of the $10,000,000 permitted for each prior calendar year commencing with 1997 not theretofore expended) provided that the aggregate of all such amounts expended after the Effective Date shall not exceed $30,000,000; (iii) the consideration paid by the Borrower and its Subsidiaries in respect of any such acquisition shall consist solely of (a) cash constituting the proceeds of Loans hereunder and/or common equity contributions by the shareholders of the Borrower, (b) the capital stock of the Borrower, (c) seller notes of the Borrower and/or (d) contingency payments; and (iv) each of the covenants contained in Sections 8.09,
8.10 and 8.11 shall be complied with on a PRO FORMA basis as if the business, asset or Person so acquired had been owned by the Borrower, and all Indebtedness assumed and/or incurred to acquire and/or finance same had been outstanding, for the 12 month period last ended immediately prior to such acquisition (without giving any credit for unobtained or unrealized gains in connection with such acquisition).

         "Permitted Holders" shall mean TC Group, L.L.C., Carlyle Investment Management L.L.C., and any other entity controlled directly or indirectly by either of them.

         "Permitted Liens" shall mean the Liens permitted by Section 8.03.

         "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and each plan for the five-year period immediately following the latest date on which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

         "Pledge Agreement" shall have the meaning provided in Section
5.01(l)(A).

         "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

         "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

         "Register" shall have the meaning provided in Section 12.16.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

         "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived.

         "Replaced Bank" shall have the meaning provided in Section 1.13.

         "Replacement Bank" shall have the meaning provided in Section 1.13.

         "Required Banks" shall mean Non-Defaulting Banks, the sum of whose Percentages exceeds 50% of the Percentages of all Non-Defaulting Banks.

         "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

         "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

         "Section 2.02 Arrangements" shall have the meaning provided in Section 2.02.

         "Security Agreement" shall have the meaning provided in Section 5.01(l)(B).

         "Security Documents" shall mean and include the Security Agreement, the Pledge Agreement and to the extent delivered pursuant to Section 7.11, each Additional Security Document.

         "Seller Notes" shall mean and include the FDC Notes, the NYMA Notes and the Sylvest Notes.

         "Senior Subordinated Note Documents" shall mean and include each of the documents and other agreements (including, without limitation, the Senior Subordinated Note Indenture) governing or evidencing the Senior Subordinated Notes, as in effect on the Effective Date and as the same may be entered into, modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

         "Senior Subordinated Note Indenture" shall mean the Indenture entered into by and between the Borrower and NORWEST BANK, MINNESOTA, N.A., as trustee thereunder.

         "Senior Subordinated Notes" shall mean the Borrower's 10.125% Senior Subordinated Notes due 2005, as in effect on the Effective Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

         "SI Borrower" shall mean a newly created wholly-owned Subsidiary (i) all of the capital stock of which is pledged pursuant to the Pledge Agreement and (ii) all of the assets of which shall consist of assets (or cash) contributed to it pursuant to Section 8.06(m) and/or assets which have been financed through the incurrence by such Subsidiary of Specified Indebtedness provided that none of the Specified Indebtedness of such Subsidiary shall be guaranteed, directly or indirectly, by the Borrower or any other Subsidiary Guarantor.

         "Specified Indebtedness" shall mean (i) indebtedness for borrowed money or the deferred purchase price of goods owing by the Borrower or any Subsidiary incurred in connection with the acquisition of goods, or (ii) indebtedness owing by the Borrower or a Subsidiary under capital leases of goods, which, in each case, are promptly upon acquisition thereof leased (or subleased) by the Borrower or a Subsidiary to a U.S. Government entity or other Person to the extent the obligee of such indebtedness or the lessor under such lease has agreed that its only recourse upon the failure of the obligor under such indebtedness to pay interest or principal thereon and/or lease payments thereunder is to reclaim the goods or proceed against the lease (or sublease) to the U.S. Government entity or other Person (I.E., the obligee has no general recourse against the Borrower or any Subsidiary for the payment of such indebtedness).

         "Specified Leases" shall mean leases of the goods purchased by the Borrower or a Subsidiary with Specified Indebtedness.

         "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

         "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Any reference to "Subsidiary" shall mean a Subsidiary of the Borrower unless otherwise indicated.

         "Subsidiary Guarantor" shall mean at any time each Subsidiary of the Borrower that executes a counterpart of the Subsidiary Guaranty.

         "Subsidiary Guaranty" shall have the meaning provided in Section
5.01(k).

         "Sylvest" shall mean Sylvest Management Systems Corporation, a __________ corporation.

         "Sylvest Notes" shall mean the Borrower's 9% Increasing Rate Subordinated Notes issued initially on June 30, 1997 (and subsequently thereto in order to satisfy pay-in-kind interest obligations and, up to $1 million in aggregate principal amount, in connection with adjustments to purchase price) in an aggregate principal amount on the Effective Date (after giving effect to the requirements of Section 5.01(j)(B)) of up to $4 million, as in effect on the Effective Date and as the same may be amended, modified or supplemented as provided therein and herein.

         "Tax Allocation Agreement" shall mean the Tax Allocation Agreement dated December 1, 1995 among certain of the Credit Parties as in effect on the Effective Date and as the same may be amended, modified or supplemented with the consent of the Agent.

         "Taxes" shall have the meaning provided in Section 4.04.

         "Test Period" shall mean as of the end of any quarter, the four consecutive fiscal quarters of the Borrower then ended.

         "Total Assets" shall mean the total consolidated assets of the Borrower and its Subsidiaries as shown on the most recent consolidated balance sheet of the Borrower delivered to the Banks pursuant to Section 7.01 of this Agreement.

         "Total Commitment" shall mean, at any time, the sum of the Commitments of all the Banks at such time.

         "Total Indebtedness" of any Person shall mean, as at any date of determination, (x) the aggregate stated balance sheet amount of all Indebtedness for borrowed money (other than Specified Indebtedness) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus
(y) the aggregate balance sheet Indebtedness for borrowed money of any other Person not a Subsidiary which has been guaranteed directly or indirectly, by such first Person and/or its Subsidiaries.

         "Total Unutilized Commitment" shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate outstanding principal amount of all Loans at such time plus the Letter of Credit Outstandings at such time.

         "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or Eurodollar Loan.

         "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

         "Unbilled Installment Receivable" shall mean an Installment Receivable as to which a Credit Party has not yet issued an invoice but, in accordance with past practice, has booked the Installment Receivable as an account receivable provided that Unbilled Installment Receivable shall not include any such Installment Receivable so booked to the extent billed at a rate in excess of the then provisional rate.

         "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

         "Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

         "Unutilized Commitment" shall mean for each Bank at any time (i) the Commitment of such Bank at such time less (ii) the sum of the aggregate principal amount of all Loans made by such Bank or any affiliate plus an amount equal to such Bank's Percentage of the Letter of Credit Outstandings at such time.

         "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than directors qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

         "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

         SECTION 11.  THE AGENT.

         11.01 APPOINTMENT. Each Bank hereby irrevocably designates and appoints BTCo as Agent (such term to include for purposes of this Section 11, BTCo acting as a Collateral Agent under any Security Document) to act as specified herein and in the other

Credit Documents, and each such Bank hereby irrevocably authorizes BTCo as the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 11 are solely for the benefit of the Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

         11.02 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

         11.03 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

         11.04 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

         11.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actually received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; PROVIDED, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         11.06 NON-RELIANCE ON AGENT, AND OTHER BANKS. Each Bank expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or war-ranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         11.07 INDEMNIFICATION. The Banks agree to indemnify the Agent in its capacity as such ratably according to their respective Percentages at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; PROVIDED, that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.

         11.08 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

         11.09 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

         11.10 RESIGNATION OF THE AGENT; SUCCESSOR AGENT. The Agent may resign as the Agent upon 20 days' notice to the Banks. Upon the resignation of the Agent, the Required Banks shall appoint from among the Banks a successor Agent which is a bank or a trust company for the Banks subject to prior approval by the Borrower (such approval not to be unreasonably withheld) and acceptances by such Bank, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of the Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         SECTION 12.  MISCELLANEOUS.

         12.01 PAYMENT OF EXPENSES, ETC. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Agent's syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Agent and each of the Banks thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Agent and for each of the Banks); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Agent, the Collateral Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any interest in any Real Property (other than as permitted hereunder and/or under the other Credit Documents) is claimed by any other Person, (b) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, or (c) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries of any Real
Property with foreign, federal, state and local laws, regulations, ordinances or Environmental Laws (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding
(but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

         12.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Subsidiary Guarantor against and on account of the Obligations and liabilities of the Borrower or any of its Subsidiaries to such Bank under this Agreement or under any of the other Credit

Documents, including, without limitation, all interests in Obligations of the Borrower or any of its Subsidiaries purchased by such Bank pursuant to
Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         12.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

         12.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, that no Credit Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks and, PROVIDED FURTHER, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, PROVIDED FURTHER, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement to the extent relating to such participation or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit

Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

         (b) Notwithstanding the foregoing, any Bank may (x) assign all or a portion of its Commitment (and related outstanding obligations hereunder) to any Affiliate of such Bank or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank, of its Commitment (and related outstanding obligations hereunder) to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment Agreement, PROVIDED that (i) at such time Annex I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrowers' expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Agent and the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (which consents shall not be unreasonably withheld or delayed) and (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, PROVIDED FURTHER, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to
Section 12.16. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitment. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitment and related outstanding Obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

         (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Note hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

         12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.


         12.06 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its PRO RATA share of such payment) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

         (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); PROVIDED, that except as otherwise specifically provided herein, all computations determining compliance with

Sections 4.02 and 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1996 financial statements delivered to the Banks pursuant to Section 6.10(b).

         (b) All computations of interest on Eurodollar Loans and Fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days, and all computations of interest on Base Rate Loans shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

         12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System with offices on the date hereof at 1633 Broadway, New York, New York 10019 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Agent under this Agreement. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any the Borrower in any other jurisdiction.

         (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

         12.10  EFFECTIVENESS.  The Effective Date shall occur as provided in
Section 5.01.

         12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         12.12 AMENDMENT OR WAIVER. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Banks and (except in the case of a waiver) the Borrower provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting
Bank) being directly affected thereby, (i) extend the Maturity Date (it being understood that any waiver of any prepayment shall not constitute any such extension), or reduce the rate or extend the time of payment of interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), or release any Credit Party from its obligations thereunder (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12, or any percentage specified in the definition of Borrowing Base, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement except in accordance with the terms hereof; PROVIDED FURTHER, that no such change, waiver, discharge or termination shall (w) increase the Commitment of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (x) without the consent of the Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit or

(y) without the consent of the Agent amend, modify or waive any provision of
Section 11 or any other provision as same relates to the rights or obligations of the Agent.

         12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.06, 4.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

         12.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank; PROVIDED, that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.06 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

         12.15 CONFIDENTIALITY. Each of the Banks agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Borrower to the Banks in writing as confidential; PROVIDED, that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors,
(c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank; PROVIDED, that such prospective transferee executes an agreement with such Bank containing provisions substantially identical to those contained in this Section. No Bank shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary. The Borrower hereby agrees that the failure of a Bank to comply with the provisions of this Section 12.15 shall not relieve the Borrower of any of its obligations to such Bank under this Agreement and the other Credit Documents.

         12.16 REGISTER. The Borrower hereby designates the Agent to serve as its agent, solely for purposes of this Section 12.16, to maintain a register (the "Register") on which it will record the Commitment from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitment of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitment and Loan and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a property executed and delivered Assignment Agreement pursuant to Section 12.04(b). The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this
Section 12.16 other than those resulting from the Agent's willful misconduct or gross negligence.

         12.17 WAIVER OF JURY TRIAL. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

                                 -    -    -

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


Address:                     FEDERAL DATA CORPORATION



                             By /s/ James Dean
                               -------------------------
                                Title: Vice President


                             BANKERS TRUST COMPANY,
                               Individually and as Agent


                             By /s/ David J. Bell
                               --------------------------
                                 Title: Vice President

                                                                      ANNEX I



                                    LIST OF BANKS


                         Bank                   Commitment
                         ----                   ----------

                      Bankers Trust Company   $75,000,000
                                              ---------------
                        Total:                $75,000,000

                                                                        ANNEX II



                                    BANK ADDRESSES


                 Bank                         Address
                 ----                         -------

                 Bankers Trust Company        130 Liberty Street
                                              New York, New York 10006

                              FIRST AMENDMENT TO CREDIT
                         AGREEMENT AND TO SECURITY AGREEMENT

         FIRST AMENDMENT TO CREDIT AGREEMENT AND TO SECURITY AGREEMENT (this "Amendment"), dated as of August 4, 1997, among FEDERAL DATA CORPORATION (the "Borrower"), a Delaware corporation, the bank party to the credit Agreement referred to below on the date hereof and immediately before giving effect to this Amendment (the "Existing Bank"), BANKERS TRUST COMPANY, as agent (the "Agent") for the Banks and as Collateral Agent (the "Collateral Agent") for the creditors (as defined in the Security Agreement referred to below), and each of the banks listed on Schedule A hereto (each, a "New Bank" and, collectively, the "New Banks"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

                                W I T N E S S E T H:

         WHEREAS, the Borrower, the Existing Bank, and the Agent are parties to a Credit Agreement, date as of July 25, 1997 (the "Credit Agreement");

         WHEREAS, the Borrower, various of its Subsidiaries and the Collateral Agent are parties to a Security Agreement, dated as of July 25, 1997 (the "Security Agreement"); and

         WHEREAS, the parties hereto wish to amend the Credit Agreement and the Security Agreement as herein provided;

         NOW, THEREFORE, it is agreed:

         1. Section 1.13 of the Credit Agreement is hereby amended by deleting the capitalized term "Issuing Bank" appearing in clause (y) of the proviso contained therein and inserting in lieu thereof the capitalized term "Letter of Credit Issuer."

         2. Section 7.01(f) of the Credit Agreement is hereby amended by deleting the phrase "30th day" appearing therein and inserting in lieu thereof the phrase "last day."

         3. The definition of "Consolidated EBIT" appearing in Section 10 of the Credit Agreement is hereby amended by: (x) deleting the word "and" appearing immediately after the capitalized term "Consolidated Net Income" and inserting in lieu thereof a comma; (y) inserting the following text immediately after the phrase "extraordinary losses and other one-time non-cash charges": "and (vi) any cash received in such period in respect of an event as to which a one-time non-cash gain was previously realized,"; and
(z) inserting the following text immediately after the phrase "LESS (B)" appearing therein: "the sum of (i) any cash payments made in such period in respect of an event as to which a one-time non-cash charge was previously incurred to the extent not already deducted in determining Consolidated Net Income and (ii)."

         4. The definition of "Floorplan Agreement" appearing in Section 10 of the

Credit Agreement is hereby amended by inserting the following parenthetical at the end of such definition:

                   "(it being understood that, at any time that the Floorplan Agreement is amended, modified or supplemented, a copy of the Floorplan
                   Agreement as amended, modified or supplemented thereby shall be delivered to each of the Banks)".

         5. Section 9.09 of the Credit Agreement is hereby amended by deleting the word "or" appearing immediately after the phrase "bonded appeal within 60 days from the entry thereof;" appearing therein.

         6. The Existing Bank hereby sells and assigns to each New Bank without recourse and without representation or warranty (other than as expressly provided herein) and each New Bank hereby purchases and assumes from the Existing Bank, that interest in and to the Existing Bank's rights and obligations under the Credit Agreement as of the date hereof which represents for such New Bank the percentage as is set froth opposite its name on Schedule A of the Total Commitment and of the outstanding principal of the Loans (for each such New Bank, its "Share"), and such Share represents all of the outstanding rights and obligations under the Credit Agreement that are being sold and assigned to each such New Bank pursuant to this Amendment.

         7. In accordance with the requirements of Section 12.04(b) of the Credit Agreement, on the First Amendment Effective Date (as defined below),
(i) the Credit Agreement shall be amended by deleting Annex I thereto in its entirety and by inserting in lieu thereof a new Annex I in the form of Schedule B hereto and (ii) the Borrower agrees that it will issue an appropriate Note to each Bank in conformity with the requirements of Section
1.05 the Credit Agreement.

         8. On and after the First Amendment Effective Date, Annex II to the Credit Agreement shall be amended by deleting such Annex in its entirety and inserting in lieu thereof a new Annex II in the form of Schedule C hereto.

         9. The Existing Bank (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under the Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant thereto.

         10. Each New Bank (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Transferee under Section 12.04(b) of the Credit Agreement; (iv) appoints and authorizes the Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto;
(v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vi) to the extent relevant, agrees to promptly submit to the Borrower and the Agent the appropriate Internal Revenue Service Forms described in Section 12.04(b) of the Credit Agreement.

         11. The Existing Bank, the New Banks and the Agent hereby agree that
(x) all interest on any New Bank's Share of the Loans and all Commitment Fees (if any) on such New Bank's Share of the Total Commitment, in each case accrued prior to the delivery by such New Bank of the amount referred to in clause (ii) of Section 19 of this Amendment, shall be for the account of the existing Bank and (y) all such interest and Commitment Fees accrued on and after the deliver of the amount referred to in clause (ii) of such Section 19 shall be for the account of such New Bank.

         12. In accordance with Section 12.04(b) of the Credit Agreement, on and as of the date upon which each New Bank delivers the amount referred to in clause (ii) of Section 19 of this Amendment, such New Bank shall become a "Bank" under, and for all purposes of, the Credit Agreement and the other Credit Documents and, notwithstanding anything to the contrary in Section
12.16 of the Credit Agreement, the Agent shall record the transfers contemplated hereby in the Bank Register.

         13. Section 10.09(b) of the Security Agreement is hereby amended by inserting the following text immediately after the phrase "or otherwise has been approved in writing by the Required Banks" appearing in clause (x) of the proviso contained therein; "or, to the extent required by the Credit Agreement, all Banks."

         14. The Existing Bank hereby consents to the Amendments to the Security Agreement as set forth in this Amendment.

         15. In order to induce the Banks to enter into this Amendment, the Borrower hereby represents and warrants that:

              (a) no Default or Event of Default exists as of the First Amendment Effective Date (as hereinafter defined), both before and after giving effect to this Amendment; and

              (b) all of the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the First Amendment Effective Date, both before and after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the First Amendment Effective Date (it being understood that any representations or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

         16. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement, the Security Agreement or any other Credit Document.

         17. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Agent.

         18. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

         19. Subject to Section 20 of this Amendment, this Amendment shall become effective on the date (the "First Amendment Effective Date") when (i) the Borrower, the Agent, the Collateral Agent, the Existing Bank and each New Bank shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Agent at its Notice Office and (ii) each New Bank shall have delivered to the Agent for the account of the Existing Bank, an amount equal to such New Bank's Share of the principal amount of the outstanding Loans.

         20. Notwithstanding Section 19 of this Amendment, if for any reason any New Bank shall not have (i) signed a counterpart hereof and delivered the same to the Agent at its Notice Office and (ii) delivered to the Agent an amount equal to such new Bank's Share of the principal amount of the outstanding Loans in each case on or prior to August __, 1997, then, if the Existing Bank agrees, this Amendment shall become effective notwithstanding such failure, PROVIDED that (x) Schedule B shall be modified to delete any such New Bank and such New Bank's Share shall be retained by the Existing Bank and (y) the signature pages of this Amendment shall be deemed revised to delete such New Bank's name therefrom.

         21. From and after the First Amendment Effective Date, all references in the Credit Agreement, the Security Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement and the Security Agreement as amended hereby.

                                   *   *   *

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

Address:                               FEDERAL DATA CORPORATION

4800 Hampden Lane
Bethesda, Maryland 20814
Telephone:  (301) 986-0800             By:  /s/ JAMES M. DEAN
Fax:  (301) 961-7039                      ------------------------------------
Attention:  James M. Dean                 Title:  Vice President


                                       BANKERS TRUST COMPANY, Individually, as
                                       Agent and as Collateral Agent


                                       By:  /s/ DAVID J. BELL
                                          ------------------------------------
                                          Title:  Vice President


                                       IBJ SCHRODER BANK & TRUST COMPANY


                                       By:  /s/ MARY M. MCLAUGHLIN
                                          ------------------------------------
                                          Title:  Vice President


                                       CREDITANSTALT BANKVEREIN


                                       By:  /s/ PATRICIA ROUNDS
                                          ------------------------------------
                                          Title:  Vice President


                                       FIRST SOURCE FINANCIAL LLP


                                       By:  FIRST SOURCE FINANCIAL, INC.,
                                            Its Agent/Manager


                                       By:  /s/ GARY L. FRANCIS
                                          ------------------------------------
                                          Title:  Senior Vice President

                                       BANKBOSTON, N.A.


                                       By:  /s/ GREGORY R.D. CLARK
                                          ------------------------------------
                                          Title:  Managing Director


                                       THE BANK OF NEW YORK


                                       By:  /s/ STEVEN M. ROSS
                                          ------------------------------------
                                          Title:  Vice President


                                       CREDIT LYONNAIS NEW YORK BRANCH


                                       By:  /s/ ATTILA KOC
                                          ------------------------------------
                                          Title:  First Vice President


                                       BTM CAPITAL CORPORATION


                                       By:  /s/ WILLIAM R. YORK
                                          ------------------------------------
                                          Title:  Senior Vice President


                                       FIRST UNION COMMERCIAL CORP.


                                       By:  /s/ BARBARA BOEHM
                                          ------------------------------------
                                          Title:  Vice President